UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 14, 2006

Date of Report (date of Earliest Event Reported)

Teletouch Communications, Inc.

(Exact Name of Company as Specified in its Charter)

DELAWARE	001-13436	75-2556090
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5718 Airport Freeway, Fort Worth, Texas 76117

(Address of principal executive offices and zip code)

(800) 232-3888

(Company’s telephone number, including area code)

Not applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

See the disclosures under Item 2.01 below, which are incorporated herein by reference.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 14, 2006, Teletouch Communications, Inc., a Delaware corporation (“Teletouch”), completed the sale of its paging business assets. In its August 26, 2005 Current Report on Form 8-K, Teletouch announced execution of the Asset Purchase Agreement dated as of August 22, 2005 (the “APA”) to sell substantially all of the assets of its paging business (the “Acquired Assets”) to Teletouch Paging, LP, a newly formed limited partnership, wholly-owned by a private Fort Worth, Texas investment group (the “Buyer”). Subsequent to the execution of the APA, the parties executed two additional amendments to the APA (dated as of December 30, 2005 and March 31, 2006, respectively) to reflect certain revisions to the payment and other provisions of the APA. The Buyer’s aggregate consideration for the Acquired Assets was to be reduced by the cash flow of the paging business (which was retained by Teletouch), as defined in the APA, for the period from April 1, 2006 through the actual closing date in accordance with the amendment to the APA dated March 31, 2006. Prior to closing, the Company and the Buyer agreed to compute the cash flow of the paging business through July 31, 2006 and add to that amount any subsequent collections on accounts receivable through the closing date to arrive at the total reductions to the purchase price. Further, it was agreed that the Company would have no obligation for expenses incurred related to the paging business from August 1, 2006 through the closing date. The net cash consideration of $2.9 million received by Teletouch at the closing for the Acquired Assets was computed as the $3.4 million amended purchase price as of April 1, 2006 increased by a working capital adjustment of approximately $0.4 million, reduced by approximately $0.7 million in cash flows of the paging business for the period of April 1, 2006 through July 31, 2006 and further reduced by approximately $0.2 million in collections on accounts receivable by Teletouch from August 1, 2005 through the closing date. Within 90 days following this closing there may be additional adjustments resulting in either cash due to or from the Buyer as contemplated under the APA. These potential future adjustments to the purchase price are related to finalization of the working capital and cash flow calculations of the paging business and the performance of the accounts receivable that was transferred to the Buyer at closing. Teletouch does not anticipate that these subsequent adjustments to the purchase price will materially impact the total consideration received for the Acquired Assets. Teletouch continues to retain certain direct financial obligations under lease agreements and vehicle notes but has received a personal guaranty from the owner of the Buyer for the satisfaction of these obligations and Teletouch gains a subordinate lien in all of the assets of the paging business second to the Buyer’s senior lender until all such obligations are either paid in full or are assumed by the Buyer. Teletouch has filed a copy of the APA and amendments thereto as exhibits to its prior public filings with the SEC.

Subsequent to and as a result of the recent receipt of 100% of the stock of Progressive Concepts, Inc as reported by Teletouch in its Current Report on Form 8-K on August 17, 2006, the paging business no longer met the statutory threshold of a sale of all or substantially all assets of the company as contemplated under Delaware corporate laws and no longer required the approval of Teletouch’s shareholders.

General Security and Guaranty Agreements

In connection with the closing of the paging asset sale, Teletouch and the Buyer also executed two additional agreements to grant Teletouch certain security interests and to obtain personal guaranties in connection with the Buyer’s obligations arising out of the APA.

Namely, Teletouch and the Buyer executed a certain Security Agreement, dated as of August 14, 2006 (the “SA”), pursuant to which the Buyer agreed to, as security for the payment and performance of its obligations related to transfer of certain lease agreements to the Buyer under the APA, grant to Teletouch a continuing security interest in all of the Collateral (as defined below), subordinated to the security interest of certain lenders.

Such Collateral includes, without limitation: (i) all personal property, fixtures, inventory, equipment held for lease, raw materials, certain equipment employed in connection with the Buyer’s business, (ii) all of the Buyer’s present and future accounts, accounts receivable, general intangibles, contracts and contract rights, (iii) Buyer’s intellectual property of all description; (iv) Buyer’s all other personal property of any nature, including, without limitation, all accounts, deposits, credit balances, contract rights, inventory, general intangibles, goods, equipment; and (v) all additions or improvements to the foregoing properties.

Teletouch’s continuing security interest is subject to the priority of certain permitted liens incurred in the ordinary course of business, not at the time delinquent and for which the Buyer has set aside adequate reserves in accordance with generally accepted accounting principles on its books. These liens include, without limitation, (i) liens for taxes, assessments or other governmental charges, (ii) liens of carriers, warehousemen, mechanics, materialmen and landlords, and (iii) liens incurred to secure performance of tenders, statutory obligations, leases and contracts.

In addition, Robert Albritton, the Chairman of the Buyer (the “Guarantor”), entered into a certain Guaranty Agreement, dated as of August 14, 2006 (the “GA”), to guaranty, irrevocably, absolutely and unconditionally, the full and prompt payment and performance of all of the obligations and agreements and any subsequent amendments of the Buyer to Teletouch. The amount of the Buyer’s guaranty is unlimited and will remain in force until the Buyer’s obligations to Teletouch are paid in full. In the event the Buyer fails to make any payment, Teletouch is entitled to proceed directly against the Guarantor.

The SA and the GA contain certain other provisions which are customary for agreements of their type.

Section 8 – Other Events

Item 8.01 Other Events

On August 18, 2006, the Company issued its press release announcing the foregoing event, a copy of which press release is attached hereto as an exhibit.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1     Press release dated August 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 18, 2006	By:	/s/ Thomas A. Hyde, Jr.
	Name:	Thomas A. Hyde, Jr.
	Title:	Chief Executive Officer